UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for the McEwen Building
KBS Real Estate Investment Trust III, Inc. (“the Company”), through an indirect wholly owned subsidiary (the “Buyer”), has entered into a purchase and sale agreement to acquire an office building containing 175,262 rentable square feet located on approximately 10.7 acres of land in Franklin, Tennessee (the “McEwen Building”). On February 21, 2012, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with AGL/SLC McEwen No. 2, LLC (the “Seller”) to purchase the McEwen Building. The Seller is not affiliated with the Company or the Advisor. On March 16, 2012, the Advisor assigned this purchase and sale agreement to the Buyer for $1.0 million, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $1.5 million under the purchase and sale agreement.
Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.
The purchase price of the McEwen Building is approximately $40.0 million plus closing costs. The Company intends to fund the purchase of the McEwen Building with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the mortgage loan.
The McEwen Building was built in 2009 and as of March 1, 2012 was 97% leased to 10 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), divided by the leased square feet, for the tenants of the McEwen Building is approximately $3.7 million. The current weighted-average remaining lease term for the tenants is approximately 6.6 years.  The current weighted-average rental rate over the remaining lease term is $25.85 per square foot.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $2.5 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 22, 2012	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director